Exhibit 99.1

AÉROPOSTALE 3-FOR-2 STOCK SPLIT
EFFECTIVE MARCH 5, 2010

New York, New York – March 3, 2010 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that its 3-for-2 stock split on all shares of its common stock, which will be effected in the form of a stock dividend will become effective on March 5, 2010. The previously announced stock split entitles all shareholders of record at the close of business on February 24, 2010 to receive one additional share of Aéropostale common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about March 4, 2010. Cash will be paid in lieu of issuing fractional shares based on the closing price of the company’s common stock on March 4, 2010 (as adjusted for the stock split). Aéropostale has approximately 62.7 million shares outstanding, and after giving effect to the stock split, will have approximately 94 million shares outstanding.  All prior period share and per share amounts reported by the company after March 4, 2010 will reflect this stock split.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 895 Aéropostale stores in 49 states and Puerto Rico, 44 Aéropostale stores in Canada and 14 P.S. from Aéropostale stores in five states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS.